Exhibit 99.1

NEWS RELEASE		Altria Group, Inc. 120 Park Avenue New York, NY 10017

Contact:	Altria Media Center
(917) 663-2144

ALTRIA GROUP, INC. SIGNS AGREEMENT TO SELL BUILDING

AT 120 PARK AVENUE IN NEW YORK CITY FOR $525 MILLION

NEW YORK, November 13, 2007 – Altria Group, Inc. (NYSE: MO) today announced that it has signed an agreement to sell its headquarters building at 120 Park Avenue in New York City for approximately $525 million.

Under terms of the agreement, Altria plans to close the sale no later than April 1, 2008. Altria said that it will record a pre-tax gain of approximately $440 million upon closing the transaction. CB Richard Ellis Group, Inc. handled the sale for Altria. The purchaser is a subsidiary of Global Holdings, Inc., a private, U.S.-based real estate investment company, which is part of Eyal Ofer family interests.

The 643,000 square foot building has served as Altria’s corporate headquarters since it opened in 1982 and currently houses approximately 500 employees. Altria previously announced that it will eliminate approximately 400 of those positions when its headquarters relocates to Richmond, Virginia in early 2008.

Altria Group, Inc. Profile

As of September 30, 2007, Altria Group, Inc. owned 100% of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s tobacco operating companies includes such well-known names as Marlboro, L&M, Parliament and Virginia Slims. Altria Group, Inc. recorded 2006 net revenues from continuing operations of $67.1 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Please refer to Altria Group, Inc.’s Form 10-Q for the period ended September 30, 2007 for a discussion of the risks and uncertainties to which Altria is subject.

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